EXHIBIT 4.1

INCENTIVE STOCK OPTION PLAN

OF ELDORADO GOLD CORPORATON

OFFICERS & DIRECTORS

•	Purpose of the Plan

•            The purpose of the Plan is to attract and retain superior directors and officers engaged to provide ongoing services to the Company, to provide an incentive for such persons to put forth maximum effort for the continued success and growth of the Company, and in combination with these goals, to encourage their equity participation in the Company.

•	Definitions

•            For the purposes of the Plan, the following terms have the respective meanings set forth below:

•	"Addendum" means the addendum attached to and forming a part of this Plan;

•	"Affiliate" has the same meaning ascribed to that term as set out in the Securities Act (Ontario);

•	"Board" means the board of directors of the Company;

•	“Company”means Eldorado Gold Corporation;

•	“Compensation Committee” means the committee of the Board constituted as provided in Section 3 hereof and if none is so constituted, means the full Board;

•

“Disability” means a physical or mental incapacity of a nature which the Board determines prevents or would prevent the Optionee from satisfactorily performing the substantial and material duties of his or her position with the Company;

•	"Eligible Person" means, from time to time, any director or officer of the Company;

•	"Exchange" means any principal exchange upon which the Shares are listed;

•	"Grant Date" has the meaning ascribed to that term in Subsection 5.1 hereof;

•

“Market Value” of a Share means, on any given day, the closing board lot sale price per share of Shares on the Exchange on the trading day immediately preceding the relevant date and if there was not a board lot sale on the Exchange on such date, then the last board lot sale prior thereto;

•	"Option" means an option, granted pursuant to Section 5 hereof, to purchase a Share;

•	"Option Period" has the meaning ascribed to that term in Subsection 6.3 hereof;

•

“Option Price” means the price per Share at which Shares may be purchased under the Option, as determined pursuant to Paragraph 5.1(b) hereof and as may be adjusted in accordance with Section 10 hereof;

•	"Optionee" means an Eligible Person to whom an Option has been granted;

•	“Plan” means the Incentive Stock Option Plan of the Company as set forth herein as the same may be amended and/or restated from time to time;

•	"Retirement" has the meaning ascribed to that term in Subsection 8.1 hereof;

•	"Securities Regulators" has the meaning ascribed to that term in Section 11 hereof; and

•	“Share” means, subject to Section 10 hereof, a Common share without nominal or par value in the capital of the Company.

•            Unless otherwise indicated, all dollar amounts referred to in this Option Plan are in Canadian funds.

•            As used in this Plan, words importing the masculine gender shall include the feminine and neuter genders and words importing the singular shall include the plural and vice versa, unless the context otherwise requires.

•	Administration of the Plan

•            The Plan shall be administered by the Board with the assistance of the Compensation Committee and the chief executive officer as provided herein.

•            The members of the Compensation Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. A majority of the Compensation Committee shall constitute a quorum thereof. Acts approved in writing by all members of the Compensation Committee shall constitute valid acts of the Compensation Committee as if taken at a meeting at which a quorum was present.

•            The chief executive officer of the Company shall periodically make recommendations to the Compensation Committee as to the grant of Options.

•            The Compensation Committee shall, on at least an annual basis, make recommendations to the Board as to the grant of Options.

•            The Board may wait until such time as the financial statements of the preceding fiscal year are approved by the Board before making any determination regarding the grant of Options.

•            In addition to the powers granted to the Board under the Plan and subject to the terms of the Plan, the Board shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.

•            The Board may authorize one or more officers of the Company to execute and deliver and to receive documents on behalf of the Company.

•	Shares Subject to the Plan

•            The maximum aggregate number of Shares which may be issued under the Plan shall not exceed 7,000,000 Shares, subject to adjustment as provided in Section 10 hereof.

•            The total number of Shares that may be reserved for issuance to any one Optionee pursuant to Options shall not exceed 1% of the Shares of the Company outstanding on a non-diluted basis on the Grant Date of the Options.

•            Anything in this Plan to the contrary notwithstanding:

•

the maximum number of Shares that may be reserved for issuance pursuant to Options granted under the Plan to insiders of the Company and their associates, together with the number of Shares reserved for issuance to such insiders and their associates under the Company’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the Shares outstanding on a non-diluted basis at the Grant Date of the Options; and

•

the maximum number of Shares which may be issued to insiders of the Company and their associates under the Plan within any one-year period, when taken together with the number of Shares issued to such insiders and their associates under the Company’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the Shares outstanding on a non-diluted basis at the end of such period and, in the case of any one insider and his associates, shall not exceed 5% of such outstanding Shares.

For the purposes of this Subsection the word “insider” means an insider as defined in the Securities Act (Ontario) but excluding any person within that definition solely by virtue of being a director or officer of a subsidiary. Any entitlement to acquire Shares granted pursuant to the Plan or any other options prior to the grantee becoming an insider shall be excluded for the purpose of the limits set out in this Subsection.

•            Options may be granted in respect of authorized and unissued Shares. Shares in respect of which Options have expired, were cancelled or otherwise terminated for any reason without having been exercised shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.

•	Grants of Options

•            Subject to the provisions of the Plan, the Board shall, in its sole discretion and from time to time, determine those Eligible Persons to whom Options shall be granted and the date on which such Options are to be granted (the “Grant Date”). The Board shall also determine, in its sole discretion, in connection with each grant of Options:

•	the number of Options to be granted;

•	the Option Price applicable to each Option, provided that the Option Price shall not be less than the Market Value per Share on the Grant Date except as otherwise provided under the Addendum; and

•	the other terms and conditions (which need not be identical and which, without limitation, may include non-competition provisions) of all Options covered by any grant.

•	Eligibility, Vesting and Terms of Options

•            Options may be granted to Eligible Persons only

•            Subject to the adjustments provided for in Section 10 hereof, each Option shall entitle the Optionee to purchase one Share.

•            Subject to the provisions of the Addendum, the option period (the “Option Period”) of each Option commences on the Grant Date and expires no later than at 4:30 p.m. Vancouver time on the tenth anniversary of the Grant Date.

•            Without restricting the authority of the Board in respect of the terms of Options to be granted hereunder, the Board may at its discretion, in respect of any such Option, provide that the right to exercise such Option will vest in installments over the life of the Option, with the Option being fully-exercisable only when such required time period or periods have elapsed, and in connection therewith determine the terms under which vesting of the Options may be accelerated.

•            Subject to Section 8, an Option which is not subject to vesting, may be exercised (in each case to the nearest full Share) at any time during the Option Period. Subject to Section 8, an Option which is subject to vesting, may once vested, be exercised (in each case to the nearest full Share) at any time during the Option Period.

•            An Option is personal to the Optionee and is non-assignable and non-transferrable otherwise than by will or by the laws governing the devolution of property in the event of death of the Optionee.

•	Option Agreement

•            Upon the grant of an Option, the Company and the Optionee shall enter into an option agreement, in a form set out in Appendix A or in such form as approved by the Board, subject to the terms and conditions of the Plan, which agreement shall set out the Optionee’s agreement that the Options are subject to the terms and conditions set forth in the Plan as it may be amended or replaced from time to time, the Grant Date, the name of the Optionee, the Optionee’s position with the Company, the number of Options, the Option Price, the expiry date of the Option Period and such other terms and conditions as the Board may deem appropriate.

•	Termination of Employment, Engagement or Directorship

•            Any Optionee whose employment or directorship with the Company is terminated due to retirement on or after such Optionee’s normal retirement date under the Company’s applicable retirement policy or due to early retirement with the consent of the Board (collectively, “Retirement”) shall have 365 days from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on such date of termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.

•            Any Optionee whose employment or directorship with the Company is terminated due to Disability shall have 365 days from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.

•            Any Optionee whose employment or directorship with the Company is terminated at any time in the six months following a change of control of the Company (as hereinafter defined) shall have 180 days from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. For the purposes of this Subsection 8.3, “change of control”shall mean the acquisition by a person, or combination of persons acting in concert, of a sufficient number of the voting rights attached to the outstanding voting securities of the Company at the time of such acquisition, to affect materially the control of the Company.

•            In the event of the death of an Optionee, either while in the employment or while a director of the Company, the Optionee’s estate may, within 365 days from the date of the Optionee’s death, exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of the optionee’s death; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. The Optionee’s estate shall include only the executors or administrators of such estate and persons who have acquired the right to exercise such Option directly from the optionee by bequest or inheritance.

•            In the event an Optionee’s employment or directorship terminates for any reason other than death, Disability, Retirement, cause or in the circumstances described in Subsection

8.3 hereof, the Optionee may exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of termination no later than thirty (30) days after such termination or such later date within the Option Period first established by the Board for such Option as the Board may fix. In the event an Optionee’s employment or directorship is terminated for cause, each Option held by the Optionee that has not been effectively exercised prior to such termination shall lapse and become null and void immediately upon such termination.

•            The Board may also in its sole discretion increase the periods permitted to exercise all or any of the Options covered by any Grant following a termination of employment or directorship as provided in Subsections 8.1, 8.2, 8.3, 8.4 or 8.5 above, if allowable under applicable law; provided, however, that in no event shall any Option be exercisable following the expiration of the Option Period applicable thereto.

•            The Plan shall not confer upon any Optionee any right with respect to a continuation of employment or directorship of, the Company nor shall it interfere in any way with the right of the Company to terminate any Optionee’s employment at any time.

•            For the purposes of Section 8, termination in the case of officers is determined to be the last day of active employment with the Company or its Affiliate, as the case may be, regardless of any salary continuance or notice period to the Company.

•	Exercise of Options

•            Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Company at its head office of a written notice of exercise addressed to the Secretary of the Company specifying the number of Shares with respect to which the Option is being exercised, together with the appropriate form of payment (to be determined by the Company) for the aggregate of the Option Prices to be paid for the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

•	Adjustment on Alteration of Share Capital

•            In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares receivable on the exercise of an Option and the Option Price therefor shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Board.

•            If the Company amalgamates, consolidates with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), any Share receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger if the Optionee had exercised his or her Option immediately prior to the effective date of such amalgamation, consolidation or merger and the

Option Price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Plan.

•            In the event of a change in the Company’s currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.

•            In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed equitable by the Board to properly reflect such event.

•            No adjustment provided in this Section 10 shall require the Company to issue a fractional Share and the total adjustment with respect to each Option shall be limited accordingly.

•            If, at any time when an Option granted under the Plan remains unexercised, an offer to purchase all of the Shares of the Company is made by a third party, the Company shall use its best efforts to bring such offer to the attention of the Optionee as soon as practicable and the Company may, at its option, require the acceleration of the time for the exercise of the Options granted under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise.

•            Notwithstanding any other provision herein, if because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company of those in another company is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Optionees and of the time for the fulfillment of any conditions or restrictions on such exercise. All determinations of the Board under this paragraph 10.7 shall be binding for all purposes of the Plan.

•	Regulatory Approval

•            Notwithstanding any of the provisions contained in the Plan or any Option, the Company’s obligation to grant Optionsand issue Shares and to issue and deliver certificates for such securities to an Optionee pursuant to the exercise of an Option shall be subject to:

•	compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada and the United States (“Securities Regulators”);

•	compliance with the requirements of the Exchange; and

•

receipt from the Optionee of such covenants, agreements, representations and undertakings, including as to future dealings in such Shares, as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

•            The Company shall in no event be obligated to take any action in order to cause the issuance and delivery of such certificates to comply with any laws, regulations, rules, orders or requirements.

•            If any amendment, modification or termination to the provisions hereof or any Option made pursuant hereto are required by any Securities Regulators, a stock exchange or a market as a condition of approval to a distribution to the public of any Shares or to obtain a listing or quotation of any Shares, the Board is authorized to make such amendments and thereupon the terms of the Plan, any Options, including any option agreement made pursuant hereto, shall be deemed to be amended accordingly without the requiring the consent or agreement of any Optionee.

•	Miscellaneous

•            An Optionee entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Company by such exercise, except to the extent Shares are issued therefor and then only from the date such Shares are issued. No adjustment shall be made for dividends or distributions or other rights which the record date is prior to the date such Shares are issued pursuant to the exercise of Options.

•            The Company may require an Optionee, as a condition of exercise of an Option, to pay or reimburse any taxes which are required to be withheld in connection with the exercise of such Option.

•	Effective Date, Amendment and Termination

•            The Plan is effective as of April 30, 2003.

•            The Board may, subject where required to Securities Regulators and/or Exchange approval, from time to time amend, suspend or terminate the Plan in whole or in part.

•            No action by the Board to terminate the Plan pursuant to this Section 13 shall affect any Options granted hereunder which became effective pursuant to the Plan prior to such action.

•            The Board may amend, modify or terminate any outstanding Option, including, but not limited to, substituting another award of the same or of a different type or changing the date of exercise; provided, however that, the Optionee’s consent to such action shall be required unless the Board determines that the action, when taken with any related action, would not materially and adversely affect the Optionee or is made pursuant to Section 11 hereof. The Option Price of any outstanding Option granted to an insider may not be reduced unless disinterested shareholder approval is obtained in accordance with regulatory requirements.

ADDENDUM

TO INCENTIVE STOCK OPTION PLAN

OF ELDORADO GOLD CORPORATION

OFFICERS & DIRECTORS

•	Application of Plan and Addendum

•            As determined from time to time by the Board, this Addendum shall apply to any grant of Options made on or before April 30, 2003 to any of the following persons:

Joseph Conway Paul Curtis Wayne Lenton Hugh Morris Dawn Moss Earl Price Paul N. Wright

•            The Plan shall apply to a grant of Options to which this Addendum applies except insofar as the Plan is inconsistent with this Addendum. The Plan and this Addendum shall be read and construed as one document for the purposes of a grant of Options to which this Addendum applies.

•	Option Price and Option Period

•            Notwithstanding paragraph 5.1(b) and Subsection 6.3 of the Plan, the Option Price, Option Period and other terms applicable to Options granted to each person identified in Subsection 1.1 above shall be as set out below:

Name	Number of Options	Expiry Date(1)	Option Price	Vesting

Joseph Conway	100,000	12-Jul-05	$0.70	fully vested

Paul Curtis	100,000	30-May-06	$0.43	fully vested
	100,000	24-Oct-06	$0.27	fully vested

Wayne Lenton	20,000	29-May-06	$0.51	fully vested
	20,000	06-Dec-06	$0.26	fully vested
	50,000	22-Dec-03	$0.40	fully vested
	10,000	30-Jan-05	$0.80	fully vested
	100,000	24-Oct-06	$0.27	fully vested

Hugh Morris	30,000	29-May-06	$0.51	fully vested

Name	Number of Options	Expiry Date(1)	Option Price	Vesting

	300,000	22-Dec-03	$0.40	fully vested
	100,000	25-Feb-07	$0.70	fully vested

Dawn Moss	20,000	11-Apr-04	$0.50	fully vested
	35,000	04-Feb-07	$0.71	fully vested
	50,000	14-Jan-08	$1.96	fully vested

Earl Price	75,000	04-Mar-07	$0.71	fully vested
	150,000	04-Feb-07	$0.71	fully vested
	100,000	11-Apr-04	$0.50	fully vested
	30,000	30-Jul-06	$0.24	fully vested
	110,000	14-Jan-08	$1.96	fully vested

Paul N. Wright	375,000	04-Feb-07	$0.71	fully vested
	275,000	11-Apr-04	$0.50	fully vested
	200,000	30-Aug-04	$0.65	fully vested
	400,000	10-Feb-08	$2.13	fully vested

	2,750,000

(1)     Options shall expire at 4:30 p.m., Vancouver time, on the Expiry Date of the Options.

•	Interpretation

•            Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan of the Company as amended and/or restated from time to time.

APPENDIX A

OFFICERS & DIRECTORS INCENTIVE STOCK OPTION PLAN

OF ELDORADO GOLD COMPANY
(“the Company”)

OPTION AGREEMENT

        This Option Agreement is entered into between the Company and the Optionee named below pursuant to the Company’s Incentive Stock Option Plan (the “Plan”) a copy of which are attached hereto, and confirms the following:

1.	Grant Date:

2.	Optionee:

3.	Optionee’s Position with the Company:

4.	Number of Options:

5.	Option Price ($ per Share):

6.	Expiry Date of Option Period:

7.	Each Option that has vested entitles the Optionee to purchase one Share at any time up to 4:30 p.m. Vancouver time on the expiry date of the Option Period.

8.	This Option Agreement is subject to the terms and conditions set out in the Plan, as amended or replaced from time to time. In the case of any inconsistency between this Option Agreement and the Plan, the Plan shall govern.

9.	Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan.

10.	By signing this agreement, the Optionee acknowledges that he, she, or his or her authorized representative has read and understands the Plan.

        IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the __________ day of ______________ , ______________.

ELDORADO GOLD CORPORATION

Signature of Optionee	Per: Authorized Signatory Per: Authorized Signatory